Filed Pursuant to Rule 424(b)(2)

Registration No. 333-272447

PRICING SUPPLEMENT dated March 18, 2026

(To Prospectus Supplement dated September 5, 2023 and

Prospectus dated September 5, 2023)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes

$500,000 5.40% Callable Notes with Bonus Coupon Linked to Compounded SOFR due March 20, 2046

We, Canadian Imperial Bank of Commerce (the “Bank” or “CIBC”), are offering $500,000 aggregate principal amount of 5.40% Callable Notes with Bonus Coupon Linked to Compounded SOFR due March 20, 2046 (CUSIP: 13609FHC1 / ISIN: US13609FHC14) (the “Notes”).

At maturity, if the Notes have not been previously redeemed, you will receive a cash payment equal to 100% of the principal amount, plus any accrued and unpaid interest. Interest will be paid annually on March 20 of each year, commencing on March 20, 2027 and ending on the Maturity Date. The Notes will accrue interest during the following periods of their term at the following rates per annum:

●From and including the Original Issue Date to but excluding March 20, 2027:

oIf Compounded SOFR is less than 5.40% on the Valuation Date: 5.50%

oIf Compounded SOFR is greater than or equal to 5.40% on the Valuation Date: 5.40%

●From and including March 20, 2027 to but excluding the Maturity Date: 5.40%

We have the right to redeem the Notes, in whole but not in part, annually, on the Interest Payment Dates beginning on March 20, 2031 and ending on March 20, 2045. The Redemption Price will be 100% of the principal amount plus accrued and unpaid interest to, but excluding, the applicable Optional Redemption Date.

The Notes will be issued in minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof.

The Notes will not be listed on any securities exchange.

The Notes are unsecured obligations of CIBC and all payments on the Notes are subject to the credit risk of CIBC. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See the “Additional Risk Factors” beginning on page PS-6 of this pricing supplement and the “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page 1 of the prospectus.

	Price to Public (Original Issue Price)(1)	Underwriting Discount(1)(2)	Proceeds to CIBC
Per Note	$1,000.00	$13.50	$986.50
Total	$500,000.00	$6,750.00	$493,250.00

(1)Because certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their commissions or selling concessions, the price to public for investors purchasing the Notes in these accounts will be $986.50 per Note.

(2)CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will receive a commission of $13.50 (1.35%) per $1,000 principal amount of the Notes. CIBCWM may use a portion or all of its commission to allow selling concessions to other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on March 20, 2026 against payment in immediately available funds.

CIBC Capital Markets

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”) and the prospectus supplement dated September 5, 2023 (the “prospectus supplement”), each relating to our Senior Global Medium-Term Notes of which these Notes are a part, for additional information about the Notes. Information in this pricing supplement supersedes information in the prospectus supplement and the prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying prospectus supplement and the prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and CIBCWM has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and CIBCWM is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying prospectus supplement or the prospectus constitutes an offer, or an invitation on our behalf or on behalf of CIBCWM, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

●Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

●Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the accompanying prospectus supplement and the prospectus. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce (the “Issuer” or the “Bank”)
Type of Note:	5.40% Callable Notes with Bonus Coupon Linked to Compounded SOFR due March 20, 2046
CUSIP/ISIN:	13609FHC1 / US13609FHC14
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.
Principal Amount:	$1,000 per Note
Aggregate Principal Amount of Notes:	$500,000
Currency:	U.S. Dollars (“$”)
Term:	20 years, unless previously called
Trade Date:	March 18, 2026
Original Issue Date:	March 20, 2026
Maturity Date:	March 20, 2046, subject to early redemption and postponement as described in “—Business Day Convention” below.
Interest Accrual Date:	March 20, 2026
Interest Rate (per Annum):

For the Interest Period from and including the Original Issue Date to but excluding March 20, 2027 (the “Bonus Coupon Payment Period”):

●If Compounded SOFR is less than 5.40% on the Valuation Date: 5.40% + Bonus Coupon

●If Compounded SOFR is greater than or equal to 5.40% on the Valuation Date: 5.40%

For each Interest Period following the Bonus Coupon Payment Period: 5.40%

Bonus Coupon:	0.10%
Interest Period:

Annually, the period from and including the Original Issue Date to but excluding the immediately following scheduled Interest Payment Date, and each successive period from and including a scheduled Interest Payment Date to but excluding the next scheduled Interest Payment Date.

Reference Rate:

Compounded SOFR, with respect to the Bonus Coupon Payment Period, means the rate of return of a daily compound interest investment computed in accordance with the following formula:

(Annual Compounded SOFR Factor - 1) × 360/Number of calendar days in the Bonus Coupon Payment Period.

The Reference Rate is subject to the fallback provisions described in “Description of the Notes We May Offer – Interest Rates – Floating Rate Notes – SOFR Notes – Effect of a Benchmark Transition Event for Compounded SOFR Notes” in the accompanying prospectus supplement.

Annual Compounded SOFR Factor:	Equal to the product of each Daily Compounded SOFR Factor observed in the Bonus Coupon Payment Period.
Daily Compounded SOFR Factor:

With respect to any Banking Day during the Bonus Coupon Payment Period, the Daily Compounded SOFR Factor will be equal to the following:

1 + (SOFR observed on the Lookback Date corresponding to such Banking Day x number of calendar days from and including such Banking Day to, but excluding, the following Banking Day/360)

SOFR:

SOFR means, with respect to any U.S. Government Securities Business Day, (1) the Secured Overnight Financing Rate published for such U.S. Government Securities Business Day as such rate appears on the SOFR Administrator’s website or any successor source at 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day; (2) if the rate specified in (1) above does not so appear and a “Benchmark Transition Event,” as defined in “Description of the Notes We May Offer – Interest Rates – Floating Rate Notes – SOFR Notes – Effect of a Benchmark Transition Event for Compounded SOFR Notes” in the accompanying prospectus supplement, has not occurred, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the SOFR Administrator’s website or any successor source.

SOFR will not be published in respect of any day that is not a U.S. Government Securities Business Day, such as a Saturday, Sunday or holiday and, by definition, any Banking Day will constitute a U.S. Government Securities Business Day. For this reason, in determining Compounded SOFR in accordance with the specified formula and other provisions set forth herein, the daily SOFR rate applied for any Banking Day in the Bonus Coupon Payment Period that immediately precedes one or more days that are not Banking Days in the Bonus Coupon Payment Period will be multiplied by the number of calendar days from and including such Banking Day to, but excluding, the following Banking Day.

SOFR Administrator:	The Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).
Lookback Date:	With respect to any Banking Day during the Bonus Coupon Payment Period, the date that is five Banking Days prior to such Banking Day.
Banking Day:	Any weekday that is a U.S. Government Securities Business Day.
U.S. Government Securities Day:

Any day, except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Valuation Date:	March 19, 2027
Interest Reset Date:	March 20, 2027
Interest Payment Dates:

Annually, payable in arrears on March 20 of each year, commencing on March 20, 2027 and ending on the Maturity Date, each subject to postponement for payment purposes only as described in “—Business Day Convention” below.

Day Count Fraction:	30/360 Unadjusted
Record Date:

Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day immediately preceding each Interest Payment Date, which we refer to as a “regular record date,” except that the interest due at maturity or upon early redemption will be paid to the persons in whose names the Notes are registered on the Maturity Date or the Optional Redemption Date, as applicable.

Optional Early Redemption / Redemption Price:

We have the right to redeem the Notes, in whole but not in part, on any Optional Redemption Date. The Redemption Price will be 100% of the principal amount plus any accrued and unpaid interest to, but excluding, the date of such redemption. If we elect to redeem the Notes, we will send a notice to DTC through the trustee at least 2 Business Days and no more than 20 Business Days before the applicable Optional Redemption Date. We will have no independent obligation to notify you directly.

If the Notes are redeemed early, they will cease to be outstanding on the applicable Optional Redemption Date, and no further payments will be made on the Notes.

Optional Redemption Dates:	Annually, on the Interest Payment Dates beginning on March 20, 2031 and ending on March 20, 2045, subject to postponement as described in “—Business Day Convention” below.
Canadian Bail-in Powers:	The Notes are not bail-inable debt securities (as defined on page 6 of the accompanying prospectus).
Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different Calculation Agent without your consent and without notifying you.

All determinations made by the Calculation Agent will be at its sole discretion, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Ranking:	Senior, unsecured
Business Day:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.
Business Day Convention:

Following. If any scheduled payment date is not a Business Day, the payment will be made on the next succeeding Business Day. No additional interest will accrue on the Notes as a result of such postponement, and no adjustment will be made to the length of the relevant Interest Period.

Listing:	None
Withholding:

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and “Risk Factors” beginning on page 1 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement and the prospectus.

Structure Risks

We May Redeem The Notes Prior To Maturity, In Which Case You Will Receive No Further Interest Payments.

We retain the option to redeem the Notes, in whole but not in part, on any Optional Redemption Date by giving at least 2 Business Days and no more than 20 Business Days’ prior notice. It is more likely that we will redeem the Notes prior to their stated Maturity Date to the extent that the interest payable on the Notes is greater than the interest that would be payable on our other instruments of a comparable maturity, terms and credit rating trading in the market. If the Notes are redeemed prior to their stated Maturity Date, you will receive no further interest payments from the Notes redeemed and may have to re-invest the proceeds in a lower rate environment.

You Will Not Know The Interest Rate For The Bonus Coupon Payment Period Until The End Of That Period.

The Reference Rate is compounded in arrears. Unlike forward-looking term rates, the Interest Rate for the Bonus Coupon Payment Period will be calculated at the end of that period.

The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) changes in interest rates generally, (ii) any actual or anticipated changes in our credit ratings or credit spreads, and (iii) time remaining to maturity. In particular, because the terms of the Notes permit us to redeem the Notes prior to maturity, the price of the Notes may be impacted by the redemption feature of the Notes. Additionally, the interest rates of the Notes reflect not only our credit spread generally but also the redemption feature of the Notes and thus may not reflect the rate at which a note without a redemption feature and increasing interest rate might be issued and sold.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive substantially less than 100% of the original issue price if you sell your Notes prior to maturity.

The Tax Treatment Of The Notes Is Uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “U.S. Federal Income Tax Considerations” and “Certain Canadian Income Tax Considerations” in this pricing supplement.

The Notes are riskier than notes with a shorter term.

The Notes are relatively long-dated. Therefore, many of the risks of the Notes are heightened as compared to notes with a shorter term, as you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated note is typically less than the value of an otherwise comparable note with a shorter term.

Reference Rate Risks

The Occurrence Of A Benchmark Transition Event Could Adversely Affect The Return (If Any) On The Notes.

A Benchmark Transition Event (as defined in “Description of the Notes We May Offer – Interest Rates – Floating Rate Notes – SOFR Notes – Effect of a Benchmark Transition Event for Compounded SOFR Notes” in the accompanying prospectus supplement) could occur during the term of the Notes. Any resulting alternative replacement and Calculation Agent adjustments and determinations, as described in “Description of the Notes We May Offer – Interest Rates – Floating Rate Notes – SOFR Notes – Effect of a Benchmark Transition Event for Compounded SOFR Notes” in the accompanying prospectus supplement, could adversely affect the value of and the return on your Notes.

The Secured Overnight Financing Rate (“SOFR”) May Be Modified Or Discontinued.

The Federal Reserve Bank of New York notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change, or discontinuance may result in a reduction of the interest or other applicable payments payable on the Notes and a reduction in the trading price of the Notes.

The Future Performance Of SOFR Cannot Be Predicted Based On Historical Performance.

The future performance of SOFR cannot be predicted based on its historical performance. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future.  While some pre-publication historical data have been released by the Federal Reserve Bank of New York, such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates.

Any Failure Of SOFR To Retain Or Increase Market Acceptance Could Adversely Affect The Notes.

SOFR is based on transactions secured by U.S. Treasury securities; it does not measure bank-specific credit risk. As a result, SOFR is less likely to correlate with the unsecured short-term funding costs of banks. Any failure of SOFR to retain or increase its market acceptance could adversely affect the return on and value of the Notes and the price at which investors can sell the Notes in the secondary market.

Conflicts of Interest

Certain Business, Trading And Hedging Activities Of Us, CIBCWM And Our Other Affiliates May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes.

We, CIBCWM or one or more of our other affiliates may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict of interest between your interest in the Notes and the interests we, CIBCWM or one or more of our other affiliates may have in our or their proprietary accounts. We, CIBCWM and our other affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we, CIBCWM and our other affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. We expect to hedge our obligations under the Notes through CIBCWM, one of our other affiliates and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. In connection with such activities, the economic interests of us, CIBCWM and our other affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, CIBCWM, one or more of our other affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, CIBCWM, our other affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, CIBCWM, our other affiliates or any unaffiliated counterparty will have no obligation to take refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

In addition, and without limiting the generality of the previous paragraph, the Calculation Agent may make certain determinations if a Benchmark Transition Event occurs or it may administer a successor rate in certain circumstances as also described herein. For the avoidance of doubt, any decision made by the Calculation Agent will be effective without consent from the holders of the Notes or any other party. Potential conflicts of interest may exist between the Bank, the Calculation Agent and holders of the Notes. All determinations made by the Calculation Agent in such a circumstance will be conclusive for all purposes and binding on the Bank and holders of the Notes. In making these potentially subjective determinations, the Bank and/or the Calculation Agent may have economic interests that are adverse to your interests, and such determinations may adversely affect the value of and return on your Notes. Because the continuation of SOFR on the current basis cannot and will not be guaranteed, the Calculation Agent is likely to exercise more discretion in respect of calculating interest payable on the Notes than would be the case in the absence of such a need to select a successor rate.

General Risks

Your Investment Is Subject To The Credit Risk Of The Bank.

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. All payments to be made on the Notes, including the interest payments and the return of the principal amount at maturity, depend on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which CIBCWM or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM as a result of dealer discounts, mark-ups or other transaction costs.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity or early redemption. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity or early redemption.

THE SECURED OVERNIGHT FINANCING RATE

All information regarding SOFR set forth in this document has been derived from publicly available information. Neither we nor any of our affiliates have independently verified the accuracy or the completeness of all information regarding SOFR that we have derived from publicly available sources. Neither we nor any of our affiliates are under any obligation to update, modify or amend all information regarding SOFR or the historical performance of SOFR.

Historical Performance of SOFR

The following graph sets forth of the historical performance of SOFR for the period from January 1, 2021 to March 18, 2026. On March 18, 2026, the rate of SOFR was 3.62%. We obtained the rates below from Bloomberg Professional® Service (“Bloomberg”) without independent verification. The historical performance of should not be taken as an indication of its future performance, and no assurances can be given as to SOFR at any time during the Bonus Coupon Payment Period. We cannot give you assurance that Compounded SOFR calculated on the Valuation Date will be less than 5.40%.

Historical Performance of SOFR

6
5
4
3
2
1
0
Jan-21
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Jan-23
Mar-23
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Sep-23
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Jan-24
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Jan-26
Mar-26

Source: Bloomberg

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material Income Tax Consequences—United States Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Notes. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

In the opinion of Mayer Brown LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. Assuming such treatment is respected, the coupon on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s normal method of accounting for tax purposes.

Upon the sale, exchange, retirement or other disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other disposition, other than accrued but unpaid interest which will be taxable as interest, and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder, and any such gain or loss will generally be capital gain or loss. For a non-corporate U.S. Holder, under current law, the maximum marginal U.S. federal income tax rate applicable to the gain will be generally lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if the U.S. Holder’s holding period for the Notes exceeds one year (i.e., such gain is long-term capital gain). Any gain or loss realized on the sale, exchange, retirement or other disposition of a Note generally will be treated as U.S. source gain or loss, as the case may be. Consequently, a U.S. Holder may not be able to claim a credit for any non-U.S. tax imposed upon a disposition of a Note. The deductibility of capital losses is subject to limitations.

CERTAIN CANADIAN INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which the Issuer or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the Note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Hybrid Mismatch Rules which, if enacted in the form proposed, would expand the categories of payments to which the Hybrid Mismatch Rules may apply. This summary further assumes that such proposals will not result in the application of the Hybrid Mismatch Rules to amounts payable to a holder in respect of the Notes, but there can be no assurances in this regard. Investors should note that the Hybrid Mismatch Rules, and the proposed amendments thereto, are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

CIBCWM will purchase the Notes from CIBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers or will offer the Notes directly to investors.

CIBCWM or other registered broker-dealers will offer the Notes at the price to public set forth on the cover page of this pricing supplement. CIBCWM will receive a commission of $13.50 (1.35%) per $1,000 principal amount of the Notes and may use a portion or all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The price to public for Notes purchased by certain fee-based advisory accounts will be 98.65% of the principal amount of the Notes. Any sale of a Note to a fee-based advisory account at a price to public below 100.00% of the principal amount will reduce the agent’s commission specified on the cover page of this pricing supplement with respect to such Note. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the dealers involved in the sale of the Notes to such advisory account but not by more than 1.35% of the principal amount of the Notes.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the Notes against payment therefor in New York, New York, on a date that is more than one business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or any of our other affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.

VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 6, 2023, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying prospectus supplement and the prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 6, 2023, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.